EXHIBIT 4.45

SECURITY 002

Mortgage Agreement

File Number: No,025 Year 2007 Zi 123010

Guarantor (hereinafter referred to as “Party A”): Beijing Origin Seed Limited.

Domicile: Zhongguancun Developement Plaza, 12 Shangdi Xinxi Road, Haidian District, Beijing

Postal Code: 100085
Legal Representative (person in charge): Gengchen Han
Telephone: 58907520
Fax: 58907520

Lender (hereinafter referred to as “Party B”): China Construction Bank Corporation Beijing Shangdi Sub-Branch

Domicile: No.28 Shangdi Xinxi Road, Haidian District, Beijing, China Construction Bank

Postal Code: 100085

Legal Representative (person in charge): Qi Xue

Telephone: 62967190

Fax: 62967190

1

In order to ensure the execution of the “Renminbi Capital Loan Contract” (hereinafter referred to as the “Master Contract”, contract no.: No.025 Year 2007 Zi 123010) between Beijing Origin Seed Limited. (hereinafter referred to as the “Master Contract Debtor”) and Party B, Party A agrees to provide mortgage to secure all the lender’s right under the Master Contract. According to relevant laws, regulations and rules, Party A and Party B, upon negotiation, enter into this Contract for their mutual compliance and performance.

Article 1 Collateral

1. Party A creates a mortgage on the property described in the “Collateral Schedule” provided in this Contract.

2. Party A shall not refuse to bear the mortgage liability, if the certificate of encumbrance and other right certificates with respect to the collateral updates, which cause the inconsistency between the “Collateral Schedule”, or other right certificates (encumbrance) Party B held or the certificate of encumbrance and the foresaid new certificate of encumbrance, original mortgage registration document.

3. Party A shall go though the necessary procedures of mortgage registration as Party B required, where the additional Collateral because of adhering, mixing, processing, rebuilding will be the new part of mortgage for Party B’s creditors’ right, unless otherwise as provided in laws or in the agreement between both parties.

4. Party A shall provide a new security as Party B required, if the Collateral has been or maybe shrunk in value, which impact Party B realizing its creditors’ right.

Article 2 Scope of Security

The scope of the security hereof shall be 1as follows:

1. All debt set forth in the Master Contract, including but not limited, all of principal, interests(including compound interest and penalty interest), damages, compensation, any other amount paid to Party B by the debtor(including but not limited, related charges, telecommunication fees, incidental expenses, related bank charges refused to bear by the foreign beneficiary), fees of Party B realizing its creditor’ right and securities(including but not limited, fees of lawsuit, arbitration, property safekeeping, traveling, executing, evaluation, auction, notarization, delivery, bulletin and lawyer service etc.)

2. The principal(say)RMB FIFTY-ONE MILLION set forth in the Master Contract, and interests(including compound interest and penalty interest), damages, compensation, any other amount paid to Party B by the debtor(including but not limited, related charges, telecommunication fees, incidental expenses, related bank charges refused to bear by the foreign beneficiary), fees of Party B realizing its creditor’ right and securities(including but not limited, fees of lawsuit, arbitration, property safekeeping, traveling, executing, evaluation, auction, notarization, delivery, bulletin and lawyer service etc.)

Article 3 Register of Collateral

Both Parties shall complete the registration of the collateral with appropriate registration department within 5 business days upon the execution of this Contract. Party A shall, as of the date of this Contract, submit to Party B the certificate of encumbrance, original mortgage registration document and other right certificates with respect to the collateral.

Article 4 Modification of Master Contract

1. If the articles of the Master Contract is modified by the agreement between both parties(including but not limited the modification of currency for repaying, mode of repaying, loan account, repayment account, plan of using the money, plan of repaying the money, interests rising date, interests settling date, starting date or ending date of the term of the debt if the foresaid term is not extended), Party A agrees to bear the guarantee of joint and several liability for the debt of the changed Master Contract.

However, except Party A agrees in advance, if the term of the debt is extended or the amount of the principal is increased by the agreement between both parties, Party A shall only bear the guarantee of joint and several liability for the debt of the former Master Contract.

2. Party A’s guarantee liability shall not be reduced or exempted because of the follows:

(1) Party B or the debtor happens to be reform of the system, merge, acquisition, division, decreasing or increasing capital, association, changing company’s name;

(2) Party B consigns the third party to fulfill the obligations as provided in the Master Contract.

3. If the creditor’s right of the Master Contract is transferred to the third party, Party A shall assist Party B and the third party to go through procedures of changing registration of the mortgage as provided in laws.

4. In case of the pending invalidation, invalidation, revoking, relief of the debt and creditor’s right of the Master Contract, Party A shall still bear the guarantee of joint and several liability for the debt as provided in the Master Contract.

Article 5 Possession and safekeeping of the Collateral

1. Party A shall possess, safekeep and maintain the collateral appropriately, fair use the collateral, keep the collateral intact, pay any taxes with respect to the collateral. Party B has right to check the collateral, and require the original certificate of encumbrance for safekeeping.

2. Party A shall tell the third party about the encumbrance of Party B, if Party A does consign or agree third party to possess, safekeep and use the collateral, shall ask to keep the collateral intact, accept Party B’s supervision of the collateral and shall hinder Party B realizing its encumbrance. Party A’s obligations shall not be reduced and exempted, and meanwhile be responsible for the third party’s action.

3. Party A shall bear the compensations, if it causes to be injury or damage by the collateral. Party B has right to ask for the recovery from Party A, if Party B bear the liability and pay the compensations.

Article 6 Insurance of the collateral

1. Party A shall take a property insurance for the collateral with such insurance type, insured period and insured amount as designated by Party B and required by relevant laws, except otherwise as provided in agreement by both parties. The insurer shall have legal qualification and good credit.

2. The insurance policy shall be identified that Party B is the preferred payee (i.e., the first beneficiary) of the insurance; the modification of the insurance policy shall be attached Party B’s written consent; In case of insurance accident, the insurer shall directly remit the insurance indemnity to an account designated by Party B. If the collateral has been insured already without identifying the foresaid content, the insurance policy shall be changed and identified correspondingly.

3. Party A shall confirm the insurance effective continuously, and shall not make the insurance to be interrupted, removed, invalid with any excuse, or make the insurer reducing and exempting its own liability of compensation or changing the insurance policy without Party B’s consent. If the insured period is ending, and the debt secured by Party A is not repaid, Party A shall continue the insurance, and the insured period shall be extended correspondingly.

4. Party A shall deliver the original insurance policy to Party B within 30 business days commencing from the execution date of this contract (or the date of continuing the insurance), and obligate the relevant necessary documents of claim for compensation and transfer of insurance interest and right.

5. As to the insurance compensations of the collateral, Party B has right to choose the follows to dispose, Party A shall assist to go through the relevant procedures:

(1) upon Party B’s consent, to repair the collateral, and to recover the value of the collateral;

(2) to repay or early repay the principal and interest and other relevant fees of the Master Contract;

(3) to provide the pledge for the debt of the Master Contract

(4) upon providing the new security as Party B required, Party A shall dispose with freedom.

Article 7 Limitation of Party A disposing of the collateral

1. Party A shall not dispose of the collateral in any mode, including but not limited abandonment, leasing, donation, transfer, capital contribution, overlap security, movement, reform for commonweal purpose, and adhering, rebuilding, dividing from other property without Party B’s written consent.

2. Upon Party B’s written consent, the consideration and the other amounts of Party A disposing of the collateral shall deposit into the designated account. Party B has right to choose any mode as provided in the Article 6 paragraph 5 item (2) to (4) to dispose of the collateral, Party A shall assist to go through the relevant procedures.

Article 8 The third party interference

1. If the collateral is of collection, confiscation, backout, seizure, withdraw in gratis, or of seal-up, freeze, detain, supervision, lien, auction, force possession, destroy by third party, Party A shall notify Party B as soon as possible, and take actions to deter, exclude, or remedy, to avoid increasing the loss; If Party B requires, Party A shall provide a new security as Party B required.

2. If the collateral happens to be the foresaid circumstances, the remain of the collateral shall still be the mortgage of the debt. The compensations and damages Party A got because of the foresaid reasons shall be deposited into the designated account. Party B has right to choose any mode as provided in the Article 6 paragraph 5 item (1) to (4) to dispose of the collateral, Party A shall assist to go through the relevant procedures.

Article 8 The realizing of mortgage

1. Party B has right to deposit of the collateral, if the debtor does not fulfill the mature debt of the Master Contract or the debt announced to be mature early, or breach the other terms as provided in the Master Contract.

2. The value of the collateral recorded in the “Collateral Schedule” or as provided (hereafter as “interim value”), no matter whether recorded in the register of the competent authorities or not, shall not be the final value. The final value shall be the net value that the consideration Party B disposing of the collateral deduct taxes.

If the debt is repaid by the collateral, the foresaid interim value shall not be the accordance, at the time the value of the collateral shall be fixed based on the agreement between both parties or the fair evaluation in laws.

3. The consideration Party B disposed of the collateral, after paying the fees of selling and auctioning (including but not limited fees of safekeeping, evaluation, auction, transfer, assignment of state-owned land use right), shall be preferred repaid the debt of the Master Contract, the remnant shall be backed to Party A.

4. Party B may apply the mandatory of Party A’s property besides the collateral without consideration of surrender of the encumbrance or disposal of the collateral first, if the Party A is the debt as same.

5. Party A shall not take any mode to interfere Party B realizing the encumbrance (nonfeasance or feasance).

6. Party A’s guarantee liability hereunder shall not be reduced and exempted, no matter whether the debt of the Master Contract to Party B is supported by other securities (including but not limited, Guarantee, Mortgage, Pledge, Credit Insurance, SBLC etc.), no matter when the foresaid securities is started, whether effective or not, whether Party B has claimed to other guarantors or not, and whether the third party agree to bear the whole and part of the debt of the Master Contract or not, and whether the other securities are provided by the debtor itself, Party B has right to ask Party A bear the guarantee liability in the scope of the guarantee in the Master Contract, Party A shall not give any objection.

7. If Party A only provides guarantee for the part of the debt of the Master Contract, then Party A agrees, if any, because of the repayment from the debtor, Party B realizing other security right or any other reasons causing the debt of the Master Contract to be settled in part, Party A shall still bear the guarantee liability for the remain debt in the scope of the guarantee of the Master Contract.

8. If Party A only provides guarantee for the partial debt of the Master Contract, and the debt of the Master Contract is still not repaid wholly after the guarantee is made, then Party A promises, to claim the subrogation to the debtor or other guarantors, which will not hurt party B’s interests, and agrees the debt of the Master Contract shall be settled prior to Party A realizing the subrogation of its own

Specifically, before the debt of Party B is settled wholly:

(1) Party A agrees, not to claim the subrogation of the debtor or other security; in case of any reason, Party A realizes the foresaid right, then Party A shall use the money to repay the debt not settled first;

(2) If the debt is supported with security in property, Party A agrees not to perform the subrogation or others to claim the collateral or the money of the disposal, Party A shall use the money to repay the debt not settled first;

(3) If the debtor or other security provides countersecurity for Party A, then Party A shall use the money from the foresaid countersecurity to repay the debt not settled first;

9. If the Master Contract is not executed, uneffect, invalid, partial invalid or be revoked, be dissolution, and Party A is not the debtor hereunder, then Party A shall bear the joint and several liability in scope of the security

10. Party A has been aware of the risk of the foreign exchange rate. If Party B adjusts the interest rate, mode of interest calculation and settlement in accordance with the policy of the interest rate and the Master Contract, which causes the debtor repaying more interest, penalty interest, compound interest, then Party A shall bear the guarantee liability for the additional part.

11. Except the debt of the Master Contract, if the debtor bear the other mature debt to Party B, then Party B has right to transfer and deduct any amount in any currency from the account opened by the debtor at China Construction Bank’s system to repay any mature debt first, and Party A’s guarantee liability shall not be reduced and exempted.

Article 10 Liability for Breach

1. Party A’s liability for breach

(1) If Party A breaches any condition or provides any false, mistaken, omitted statement against the guarantee items, Party B has right to take actions of one or several as follows:

i. ask Party A to correct the breach in certain time,

ii ask party A to provide a new security

iii ask Party A for the compensations

iv dispose of the collateral

v other remedy permitted in laws

(2) Party B has right to choose any mode as provided in the Article 6 paragraph 5 item (2 to (4) to dispose of the collateral, Party A shall assist to go through the relevant procedures.

(3) If the encumbrance is not valid, the collateral value shrinks in value, Party B does not realize its encumbrance enough and in time, and Party A is not the debtor hereunder, then Party B has right to ask Party A to bear the joint and several liability in scope of the security

2 Party A’s liability for breach

If Party B loses the certificate of the encumbrance from Party A; or after the debt of the Master Contract has repaid, Party B does not return the certificate of the encumbrance immediately or not assist to go through the procedures of canceling the mortgage registration after Party B applying, Party A has right to take actions of one or several as follows:

(1)	ask Party B to bear the fees for filing a new certificate of encumbrance

(2)	ask Party B to return the certificate of encumbrance, or assist to cancel the mortgage registration

Article 11 Other matters agreed

1. Burden of the Expenses and Fees

Party A shall bear the Expenses and Fees hereunder and regarding the security hereunder of lawyer service, insurance, evaluation, registration, safekeeping, appraisal, and notarization and so on, except otherwise agreed between both parties.

2. Transfer of the payable money

As to all Party A’s payable money hereunder, Party B has right to transfer the money in currency of RMB or any others in Party A’s account opening at CCB without informing Party A in advance. Party A shall be obligated to assist Party B to go through the procedures of settling and selling foreign exchange or purchasing and selling foreign exchange if any, Party A shall bear the risk of foreign exchange rate.

3. Use of Party A’s Information

Party A agrees, Party B apply to the People’s Bank of China and its competent department of credit for approval of setting up a credit data-base, or to relevant authorities and departments for searching Party A’s credit; Party B provides Party A’s information for the credit data-base approved by the People’s Bank of China and its competent department of credit, and fair use and disclose Party A’s information as Party B’s business required.

4. Public Notification for Urging Repayment

Upon the occurrence of delay of repaying the principal and interest or any of the events of default set forth hereunder, Party B has right to report to the competent authorities and department, and has right to report to mess media.

5. Evidential Force of Party B’s Record

It shall be composed of certain evidences effectively proofing the creditor’s right relations between both parties that Party B’s internal financial record of principal, interests, fees and repaying record, and Bill and Voucher executed and kept by Party B regarding Party A’s drawings, repaying, repayment of interests, and Record and Voucher Party B urging the loan, unless otherwise there will be believable and assured opposite evidences.

6. Some Rights Reserved

Party B’s right hereunder shall not impact and exclude any right Party B entitled by laws and regulations and other contracts. It shall not deem to be surrender of right and interests hereunder or permission of breach of the contract if any tolerance, period grace, preference of breach of contract or delay performing the right hereunder. It shall not limit, hinder, and obstruct to perform ahead the foresaid right and other right. So it shall not cause Party B being responsible for Party A as well.

If Party B does not perform or delay to perform any right or not use the remedy enough of the Master Contract, Party A’s guarantee liability shall not be reduced and exempted, but if Party B reduces and exempts the debt, Party A’s guarantee liability shall be reduced and exempted correspondingly.

7. If Party A happens to be division, dissolution, bankruptcy, revoked, canceled the industrial and business reiteration, revoked the license, or the collateral happens to be destroyed, lost, damaged, out of control, or the certificate happens to be in dispute or canceled, Party A shall notify Party B immediately.

8. Dissolution or bankruptcy of the debtor

After learning of dissolution or bankruptcy of the debtor, Party A shall notify Party B to apply for its creditor’s right, and meanwhile engage in the procedures of dissolution or bankruptcy immediately, and perform the subrogation in advance. If Party A does know and shall know the debtor engaging in the procedures of dissolution or bankruptcy, but not perform the subrogation in advance, Party A shall bear the loss.

In spite of paragraph 5 item 2 in this article, in the course of the bankruptcy, if Party B enters into a compromise agreement with the debtor, or agree the plan of recombination, Party B’s right hereunder shall not be impaired by the agreement and the plan, Party A’s guarantee liability shall not be reduced and exempted. The agreement and the plan of Party A shall not be against Party B’s claim. As to the remain payable debt because of the concession to the debtor made by Party B in the agreement and the plan, Party B has right still to ask Party A to repay in the future.

9. Party A’s dissolution or bankruptcy

Party B has right to engage in the liquidation and bankruptcy of Party A and apply for a claim, if Party A happens to be in liquidation and bankruptcy, the creditor’s right is still not mature in the Master Contract if any.

10. Party A shall give a written notice to Party B as soon as possible, if Party B’s mail address or contact is changed, otherwise Party A shall bear the loss because of the failure of the foresaid notice.

11. Other Matters Agreed

[intentionally left blank]

[intentionally left blank]

12. Settlement of Dispute

Any dispute arising from the performance of this Contract may be settled through negotiation. If no settlement could be reached, the dispute shall be dealt with according to (1) below:

(1)	to bring a lawsuit at the People’s Court where Party B’s domicile is located; or

(2)
to submit the dispute to [intentionally left blank] Arbitration Commission (the place of arbitration is [intentionally left blank]) for arbitration according to its arbitration rules then effective at the time of submission. The arbitration award shall be final and binding on the two Parties.

13. Effectiveness of this Contract

This Contract shall become effective after it is signed by Party A’s legal representative (person in charge) or authorized representative and stamped with its corporate seal and signed by Party B’s person in charge or authorized representative and stamped with its corporate seal.

14. This Contract shall be made in five counterparts.

Article 12 Collateral Schedule

The Collateral Schedule hereof is as follows:

Collateral Schedule

Name of the Collateral	Title Certificate and No.	Domicile	Acreage or amount	Assessed Value of the Collateral (yuan)	Amount of Mortgage Created for Other Creditor’s Right (yuan)	Remarks
Plot No. 20 in the Life Science Park of Zhongguancun (land-use right) and buuilding	Jing Chang Guo Yong (2004)Zi No.054	Life Science Park of Zhongguancun	10100	51million	0

Article 13 Party A’s statement and representations

1. Party A is fully aware of Party B’s business scope and scope of authority.

2. Party A has perused each clause in this Contract. As requested by Party A, Party B has explained correspondingly clauses in this Contract. Party A is fully aware of and understands the meaning and corresponding legal consequences of each clause in this Contract.

3. Party A shall execute and fulfill the obligation hereunder in accordance with laws, regulations, rules and company charter or internal organizational documents, as well as obtain the approval of the internal competent department of company or the national competent authorities.

4. Party A confirms it has been fully aware of the assets, debt, operation, credit, honor of the debtor, whether it has capacity and limitation of executing the Master Contract or not, and all of the content of the Master Contract.

5. Party A shall be entitled with property and disposal of the collateral by laws, the collateral is not commonweal facilities, or the property prohibited to business and transfer, not engage in any dispute of the ownership.

6. There is not other part owner of the collateral, or the mortgage shall be consented by other part owners in writing if any.

7. There is not any flaw or burden shall be notified to Party B in a written, including but not limited the collateral might be prohibited, be sealed up, be detained, be leased, be lien, or might fail to pay the purchasing money, maintenance fees, building money, national taxes, assignment of land use right, compensations etc. or might be secured for the third party.

8. All relevant materials and information regarding the collateral Party A provides to Party B shall be actual and lawful, accurate and integrity.

9. The mortgage provided by Party A hereunder shall not damage any third party’s lawful interests, and not breach any obligation of Party A as provided hereunder or in laws.

Party A (corporate seal): Beijing Origin Seed Limited

Legal representative (person in charge) or authorized representative (signature):

/s/ Gengchen Han

/s/ CORPORATE SEAL

November 18, 2007

Party B (corporate seal): China Construction Bank Corporation Beijing Shangdi Sub-Branch

Legal representative (person in charge) or authorized representative (signature):

/s/ Qi Xue

/s/ CORPORATE SEAL

November 18, 2007